Exhibit 10.1

Separation and Release Agreement

This Separation and Release Agreement (“Agreement”) is made between Inspirato LLC, a Delaware limited liability company (the “Company”) and Robert Webster Neighbor (“Executive”) (each a “party” and together the “parties”):

WHEREAS, the Executive was employed by the Company;

WHEREAS, the Executive has separated from employment with the Company effective July 15, 2023 (“Separation Date”);

WHEREAS, as of immediately prior to the Separation Date, Executive held a total of 1,014,615 outstanding and unvested shares of the Class V Common Stock of Inspirato Incorporated (the “V Shares”), with such V Shares subject to the terms and conditions of certain Profits Interest Agreements between Executive and the Company (collectively, the “Profits Interest Agreements”).

WHEREAS, as of immediately prior to the Separation Date, Executive held a total of 814,104 (Eight Hundred and Fourteen Thousand One Hundred and Four) outstanding and unvested Restricted Stock Units covering an equal number of shares of the Class A Common Stock of Inspirato Incorporated (the “RSUs”), with such RSUs subject to the terms and conditions of the Inspirato Incorporated 2021 Equity Incentive Plan and certain Restricted Stock Unit Award Agreements thereunder between Executive and Inspirato Incorporated (collectively, together with the Profits Interest Agreements, the “Stock Agreements”).

WHEREAS, the parties wish to ensure an amicable separation and to provide for the release in full of all claims by the Executive;

NOW, THEREFORE, the parties agree as follows:

1.             Separation Benefits. Provided that the Executive complies with all conditions described in Section 3 of this Agreement (the “Conditions”), the Company shall provide the following separation benefits to the Executive:

(a)           Severance Pay. The Company will pay Executive severance pay in the gross amount of $900,000.00 (Nine Hundred Thousand Dollars and 00/100), representing payment of twenty-four (24) months’ base salary, less applicable local, state, and federal tax withholdings (“Severance Pay”). Severance Pay payments will be deposited directly into Executive’s bank account(s) as Executive has designated in the Company’s payroll service. Except as provided in this Section 1(a), Severance Pay will be paid in forty-eight (48) substantially equal bimonthly installments, each in the gross amount of $18,750.00 (Eighteen Thousand Seven Hundred and Fifty Dollars and 00/100), in accordance with the Company’s payroll practice for Colorado employees (“Separation Pay Installments”). Separation Pay Installments shall begin to accrue and, subject to the occurrence of the First Payment Date (as defined below), be paid out on July 31, 2023 and continue for 48 payroll cycles thereafter, subject to all conditions herein. The first payment of Severance Pay under this Agreement shall be made to Executive on the first regularly-scheduled Company payday for Colorado employees that is at least eight (8) business days after Executive signs and returns the signed original of this Agreement to the Company, unless revoked in accordance with Section 6 below (the “First Payment Date”). The first payment of Severance Pay under this Agreement shall include a catch-up payment to cover any Separation Pay Installments that accrued prior to the First Payment Date. Severance Pay will not be subject to voluntary employee deferral or employer matching contributions pursuant to any pension or other retirement plan. Each payment pursuant to this section is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b)          Incentive Compensation. The Company will pay Executive incentive compensation in the amount of $450,000.00 (four hundred and fifty thousand dollars and 00/100), representing 200% of Executive’s Target Bonus as defined in Executive’s Employment Agreement for the year of 2023, less applicable local, state, and federal tax withholdings (“Incentive Compensation”). Incentive Compensation payments will be deposited directly into Executive’s bank account(s) as Executive has designated in the Company’s payroll service. Except as provided in this Section 1(b), Incentive Compensation will be paid in forty-eight (48) substantially equal bimonthly installments, each in the gross amount of $9,375.00 (Nine Thousand Three Hundred and Seventy-Five Dollars and 00/100), in accordance with the Company’s payroll practice for Colorado employees (“Incentive Compensation Installments”). Incentive Compensation Installments shall begin to accrue and, subject to the occurrence of the First Payment Date, be paid out on July 31, 2023 and continue for 48 payroll cycles thereafter, subject to all conditions herein. The first payment of Incentive Compensation under this Agreement shall be made to Executive on the First Payment Date. The first payment of Incentive Compensation under this Agreement shall include a catch-up payment to cover any Incentive Compensation Installments that were accrued prior to the First Payment Date. Incentive Compensation will not be subject to voluntary employee deferral or employer matching contributions pursuant to any pension or other retirement plan. Each payment pursuant to this section is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(c)           Equity Securities. Unless revoked in accordance with Section 6 below, on the First Payment Date, or if this date falls on a holiday or weekend, the next business day following the First Payment Date, (i) 100% of the V Shares shall immediately accelerate and fully vest (the “V Share Acceleration”), and (ii) 252,736 (Two Hundred and Fifty Two Thousand Seven Hundred and Thirty-Six) RSUs shall immediately accelerate and fully vest (the “RSU Acceleration,” and together with the “V Share Acceleration,” the “Equity Award Acceleration”), and the remaining 512,149 (Five Hundred and Twelve Thousand One Hundred and Forty-Nine) RSUs will be forfeited for no consideration in accordance with the terms and conditions of the applicable Stock Agreements. The total number of shares subject to the Equity Award Acceleration is equal to the sum of (x) the aggregate number of V Shares and RSUs that would have vested had Executive remained an employee of the Company through the one (1) year anniversary of the Separation Date, plus (y) 50% of the remaining aggregate number of V Shares and RSUs, with such Equity Award Acceleration applying first to the V Shares and then to the RSUs.

(d)          COBRA. Subject to Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twenty-four (24) month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular Colorado payroll dates. Each taxable payment pursuant to this section is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

2.             Release in Full of All Claims. In exchange for the promises described in Section 1 of this Agreement, the Executive, for himself/herself and his/her heirs, assigns and personal representatives, fully and completely releases the Company and its parents, subsidiaries and affiliated entities and all predecessors and successors thereto, and all benefit plans thereof, and all of their respective shareholders, members, partners, directors, officers, managers, employees, attorneys, administrators and agents (each a “Releasee” and collectively the “Releasees”) from any and all claims or causes of action that the Executive may have against the Releasees, known or unknown, including claims or causes of action that relate in any way to the Executive’s employment with any Releasee or the termination thereof, from the beginning of time through the date the Executive signs this Agreement (each a “Released Claim” and together the “Released Claims”), including but not limited to the following:

(a)           federal, state or local laws prohibiting discrimination (including harassment and retaliation) in employment, such as: (i) the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, and the Executive Order 11141, which prohibit discrimination based on age; (ii) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and the Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; (iii) the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; (iv) the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; (v) the National Labor Relations Act, which prohibits discrimination for engaging in certain concerted protected activity; (vi) the Occupational Safety and Health Act and the Mine Safety and Health Act, which prohibit discrimination for engaging in certain safety-related activity; (vii) the Sarbanes Oxley Act, which prohibits discrimination for engaging in certain whistleblowing activity; and (viii) the Colorado Anti-Discrimination Act (C.R.S. 24-34-301 et seq. and 24-34-401 et seq.), which prohibits discrimination on many of the bases described above;

(b)          federal, state or local laws regarding wages and hours, including laws regarding minimum wage, overtime compensation, wage payment, vacation pay, sick pay, compensatory time, commissions, bonuses, and meal and break periods wages, such as the Fair Labor Standards Act and the Colorado Wage Claim Act (C.R.S. 8-4-101 et seq.);

(c)          other employment laws, including but not limited to: (i) the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; (ii) the Worker Adjustment and Retraining Notification Act (WARN), which requires advance notice of certain workforce reductions; (iii) the Employee Retirement Income Security Act, which protects employee benefits (among other things); and (iv) the Uniformed Services Employment and Reemployment Rights Act, which requires employers to provide military leave under certain circumstances; and

(d)          any common law theory, including but not limited to breach of contract (expressed or implied), promissory estoppel, wrongful discharge, outrageous conduct, defamation, fraud or misrepresentation, tortious interference, invasion of privacy, negligent hiring or supervision, or any other claims based in contract, tort or equity.

Notwithstanding the foregoing, the Released Claims do not include claims for breach of this Agreement, claims related to rights to indemnification or insurance the Executive has pursuant to contractual arrangements with the Company or its parent, corporate documents of the Company or its parent, claims that arise after the Executive signs this Agreement, claims for vested pension benefits, claims for workers’ compensation benefits or unemployment compensation benefits, and any other claims that cannot by law be released by private agreement. In addition, this release does not prevent the Executive from filing: (i) a lawsuit to challenge the effectiveness of a release of claims of age discrimination under the ADEA; or (ii) a charge with a governmental agency, including but not limited to the U.S. Equal Employment Opportunity Commission (“EEOC”) and the U.S. Securities and Exchange Commission (“SEC”), but the Executive is waiving his/her right to recover any monetary or injunctive relief pursuant to any such charge. Notwithstanding the foregoing, this Agreement does not prevent the Executive from recovering an award from or by a governmental agency for providing information.

Executive acknowledges and agrees that the Executive is releasing both known and unknown claims and waives the benefit of any statute purporting to prevent the Executive from releasing unknown claims, including but not limited to the protection of Cal. Civ. Code Section 1542, which states:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

3.            Conditions. The Executive shall comply with the following terms, as conditions of payment, and in the event that the Executive fails to satisfy these conditions, the Company shall have no obligation to provide any separation benefits pursuant to Section 1 and shall be entitled to a refund of any separation benefits previously paid:

(a)           Execution and Return of Agreement. The Executive shall sign this Agreement and return the signed original of the Agreement to the Company within twenty-one (21) days after the Separation Date and shall not revoke it, except as otherwise described in Section 6, below.

(b)          Property. The Executive shall return all Company property in the Executive’s possession, custody or control on or before the Separation Date, including but not limited to all motor vehicles, computer hardware, office equipment, tools, telephones, credit cards, keys, card keys, and the originals and all copies of all documents, files, computer software and electronic data (including any and all copies of the Company’s proprietary software, commensurate source code and engineering designs); provided, however, that the Executive may retain copies of documents reflecting the Executive’s compensation and benefits from the Company. By signing this Agreement, the Executive represents and warrants that the Executive has fully complied with this Section 3(b).

(c)           Non-Disparagement. The Executive shall not malign or disparage any of the Releasees or the Company’s business, products, services, customers or clients. The Company shall direct its officers and directors to not malign or disparage the Executive. Nothing in this Agreement shall preclude a party from: (i) reporting violations of law to law enforcement officials; (ii) giving truthful testimony under oath in a judicial, administrative, or arbitral proceeding; or (iii) making truthful statements to governmental agencies (including but not limited to the EEOC and SEC). By signing this Agreement, the Executive represents and warrants that the Executive has fully complied with this Section 3(c).

(d)          Confidential Information.

(i)           Executive shall not disclose to any third party, or use for the benefit of the Executive or any third party, any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean: (A) all trade secrets of the Releasees, as that term is defined in the Colorado Uniform Trade Secrets Act, C.R.S. 7-74-101 et seq.; (B) all intellectual property of the Releasees, including but not limited to all inventions, discoveries, ideas or processes that have been or could be protected by patent, trademark, copyright or similar protections; (C) all communications or information to or from counsel for any of the Releasees that constitute attorney work product or are protected by attorney-client privilege; and (D) all other non-public information concerning the business or operations of the Releasees, including but not limited to information concerning organization, management, finances, business plans and strategies, clients and customers, relationships with contractors and vendors, proprietary or specialized computer software, employees, products and services, equipment and systems, methods, processes and techniques, and prospective and executed contracts and other business arrangements.

(ii)          In response to any subpoena, court order or other legal process purporting to require disclosure of Confidential Information, the Executive shall: (A) immediately notify the Company; (B) take all lawful steps, at the Company’s expense, to resist the subpoena, court order or other process unless otherwise directed by the Company; and (C) cooperate fully, at the Company’s expense, with all lawful efforts by the Company to protect the Confidential Information from disclosure.

(iii)         Notwithstanding the foregoing, 18 U.S.C. §1833(b) provides, in part: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement, any other agreement executed by the Executive, or any Company policy is intended to conflict with this statutory protection.

(e)          Other Agreements. The Executive shall fully comply with all other agreements between the Executive and the Company (or any parent, subsidiary or affiliate of the Company or predecessor or successor thereto), the Continuing Obligations set forth in the Employment Agreement between the Executive and the Company signed on March 15, 2023, and any other agreements regarding confidentiality, protection of intellectual property, noncompetition, or nonsolicitation (each an “Other Agreement”); provided, however, that in the event of any conflict between any provision of this Agreement and a provision of an Other Agreement, the provision providing the greater protection to the Company shall control.

(f)           Cooperation and Assistance. For a period of one year from and after the Separation Date, the Executive shall cooperate with and assist the Company, without out-of-pocket expense to the Executive, by sharing the knowledge the Executive has gained during the course of employment with the Company as reasonably requested by the Company.

4.            No Other Claims. The Executive represents and warrants that:

(a)           Executive has no Released Claims pending against the Company or any other Releasee and has not assigned or transferred any Released Claim to anyone;

(b)          Executive has been timely paid all compensation owed for services rendered through the Separation Date, including all salary, wages, bonuses, commissions, overtime compensation (if applicable) and payment for all accrued but unused vacation, and has timely received all meal periods and rest breaks to which the Executive may have been entitled;

(c)           Executive has been fully reimbursed for all business expenses incurred by the Executive for which the Executive was entitled to reimbursement;

(d)          Executive has not suffered any work-related injury or illness as an employee of the Company or any other Releasee and is not aware of any facts or circumstances that would give rise to a workers’ compensation claim by the Executive against the Company or any other Releasee; and

(e)           Executive has not suffered any sexual harassment or sexual abuse as an employee of the Company or any other Releasee and is not aware of any facts or circumstances that would give rise to such a claim by the Executive against the Company or any other Releasee.

5.            Acknowledgements. By signing this Agreement, the Executive acknowledges and agrees that:

(a)           the consideration described in Section 1 of this Agreement is consideration to which the Executive would not otherwise be entitled, but for the signing of this Agreement;

(b)          Executive has been advised to consult with legal counsel and a tax professional, including with regard to Section 409A, as defined below, about this Agreement and has been given an opportunity to do so;

(c)           Executive has been given the amount of time specified in Section 3(a) within which to consider this Agreement before signing it, any changes to this Agreement did not restart the consideration period, and if the Executive has signed this Agreement in less than the specified consideration period, the Executive has done so voluntarily;

(d)          Executive is not relying on any promises or representations of any kind, except those set forth in this Agreement; and

(e)          Executive has signed this Agreement voluntarily, of the Executive’s own free will, and without any threat, intimidation or coercion.

6.            Revocation. The Executive may revoke this Agreement by delivering written notice of revocation to the Company by email, delivery or U.S. Mail addressed as follows, which notice must be received not later than the seventh (7th) calendar day following the Executive’s signing of this Agreement, and this Agreement shall not become effective until the seven-day revocation period has expired without revocation by the Executive:

Inspirato LLC

1544 Wazee Street

Denver, CO 80202

Email: [****]

Attn: [****]

7.            Confidentiality. The existence and terms of this Agreement are strictly confidential and shall not be disclosed by the Executive to anyone except (a) the Executive’s spouse, attorneys and tax advisors, and then only after securing their agreement to be bound by this provision; or (b) in response to inquiry from a taxing authority or otherwise as required by law.

8.            Invalidity of Release. If any provision of Section 2 of this Agreement is held to be invalid or unenforceable and the Executive is permitted to and does assert any Released Claim against a Releasee, the Company shall be entitled to an immediate refund of one hundred percent (100%) of all payments made pursuant to Section 1 of this Agreement, in addition to any other remedy available to the Company under law or equity; provided, however, that this provision shall not apply to a claim of age discrimination under the ADEA unless ordered by a court of law.

9.            Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect.

10.          No Admission. The parties agree that this Agreement is not an admission, and shall not be construed as an admission, by either Party of any violation of law or other wrongdoing of any kind.

11.          Attorney Fees and Costs. In any litigation, arbitration or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover his/her/its reasonable attorney fees and costs; provided, however, that this provision shall not apply to a claim of age discrimination under the ADEA or a suit challenging the validity of a release of age discrimination claims under the ADEA.

12.          Controlling Law; Venue. This Agreement shall be governed by the laws of the State of Colorado, without regard to any state’s principles regarding conflict of laws; provided, however, that this Agreement shall be governed by the laws of the State of California if the Executive’s principal work location as of the Separation Date was in California. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Denver, Colorado and the Executive and the Company hereby waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum.

13.          Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an exception thereto. Accordingly, this Agreement shall be interpreted in a manner consistent with the requirements of Section 409A to the extent applicable. Any payments under this Agreement that may be excluded from Section 409A either as a short-term deferral or as separation pay due to an involuntary separation from service shall be excluded from Section 409A to the maximum extent possible. All separation payments to be made upon the termination of employment hereunder may only be made upon a “separation from service” within the meaning of Section 409A. Each amount to be paid or benefit provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding any other provision in this Agreement or in any other document, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive pursuant to this Agreement, under Section 409A or otherwise. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A, and the Executive agrees that the Company is not responsible for any liabilities arising to the Executive under 409A.

14.          Entire Agreement. This Agreement, together with the Stock Agreements (except as amended hereby) is the entire agreement between the parties regarding the matters addressed herein, and it supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral, including, but not limited to, the Employment Agreement by and between the Executive and the Company dated March 15, 2023. This Agreement may not be modified except in writing signed by both parties. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully- executed agreement.

[SIGNATURES ON FOLLOWING PAGE]

Must be signed and returned by no later than September 8, 2023, twenty-one (21) days from the date this Agreement was provided to Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates stated below.

INSPIRATO LLC

By:	/s/ Brent Handler
Brent Handler

Its:	Chief Executive Officer

Date:	8/21/2023

EXECUTIVE

By:	/s/ Robert Webster Neighbor
Robert Webster Neighbor

Date:	8/21/2023